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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.___)*



                       AMVESCAP PLC (formerly Invesco PLC)
--------------------------------------------------------------------------------
                                (Name of Issuer)


              ORDINARY SHARES OF TWENTY-FIVE PENCE EACH FULLY PAID
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                       N/A
--------------------------------------------------------------------------------
                                 (CUSIP Number)



Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------                                                            ------
CUSIP No.  N/A                    SCHEDULE 13G                            Page 2
--------------------------------------------------------------------------------
1.     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


       Advent VII L.P.                                         04-3181563
       Advent VI L.P.                                          51-0309893
       Advent Industrial II L.P.                               51-0314268
       Advent New York L.P.                                    04-3095408
       Advent Atlantic and Pacific L.P.                        04-2928123
       Advent Atlantic and Pacific II L.P.                     04-3123521
       TA Venture Investors L.P.                               04-3068354
       TA Associates Management L.P.                           04-3205796
       TA Associates VII L.P.                                  04-3081388
       TA Associates, Inc.                                     04-3204751
       TA Associates Service Corporation                       04-3214469
--------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3.     SEC USE ONLY


--------------------------------------------------------------------------------
4.     CITIZENSHIP OR PLACE OF ORGANIZATION

       Advent VII L.P.                                           Delaware
       Advent VI L.P.                                            Delaware
       Advent Industrial II L.P.                                 Delaware
       Advent New York L.P.                                      Delaware
       Advent Atlantic and Pacific L.P.                          Delaware
       Advent Atlantic and Pacific II L.P.                       Delaware
       TA Venture Investors L.P.                            Massachusetts
       TA Associates Management L.P.                        Massachusetts
       TA Associates VII L.P.                                    Delaware
       TA Associates, Inc.                                       Delaware
       TA Associates Service Corporation                    Massachusetts
--------------------------------------------------------------------------------
                   5.  SOLE VOTING POWER

                       Advent VII L.P.                          4,647,870
                       Advent VI L.P.                           2,860,209
                       Advent Industrial II L.P.                  871,248
                       Advent New York L.P.                       586,844
                       Advent Atlantic and Pacific L.P.           586,844
                       Advent Atlantic and Pacific II L.P.      2,419,654
                       TA Venture Investors L.P.                  134,074
                       TA Associates Management L.P.               18,511
                       TA Associates VII L.P.                      94,662
                       TA Associates, Inc.                         40,496
                       TA Associates Service Corporation           40,496
     NUMBER OF     -------------------------------------------------------------
      SHARES       6.  SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY          N/A
       EACH        -------------------------------------------------------------
    REPORTING      7.  SOLE DISPOSITIVE POWER
      PERSON
       WITH:           Advent VII L.P.                          4,647,870
                       Advent VI L.P.                           2,860,209
                       Advent Industrial II L.P.                  871,248
                       Advent New York L.P.                       586,844
                       Advent Atlantic and Pacific L.P.           586,844
                       Advent Atlantic and Pacific II L.P.      2,419,654
                       TA Venture Investors L.P.                  134,074
                       TA Associates Management L.P.               18,511
                       TA Associates VII L.P.                      94,662
                       TA Associates, Inc.                         40,496
                       TA Associates Service Corporation           40,496
                   -------------------------------------------------------------
                   8.  SHARED DISPOSITIVE POWER

                       N/A
--------------------------------------------------------------------------------
9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       Advent VII L.P.                                          4,647,870
       Advent VI L.P.                                           2,860,209
       Advent Industrial II L.P.                                  871,248
       Advent New York L.P.                                       586,844
       Advent Atlantic and Pacific L.P.                           586,844
       Advent Atlantic and Pacific II L.P.                      2,419,654
       TA Venture Investors L.P.                                  134,074
       TA Associates Management L.P.                               18,511
       TA Associates VII L.P.                                      94,662
       TA Associates, Inc.                                         40,496
       TA Associates Service Corporation                           40,496
--------------------------------------------------------------------------------
10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            [ ]
--------------------------------------------------------------------------------
11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       Advent VII L.P.                                               3.47%
       Advent VI L.P.                                                2.78%
       Advent Industrial II L.P.                                     0.65%
       Advent New York L.P.                                          0.42%
       Advent Atlantic and Pacific L.P.                              0.42%
       Advent Atlantic and Pacific II L.P.                           1.81%
       TA Venture Investors L.P.                                     0.10%
       TA Associates Management L.P.                                 0.01%
       TA Associates VII L.P.                                        0.07%
       TA Associates, Inc.                                           0.03%
       TA Associates Service Corporation                             0.03%
--------------------------------------------------------------------------------
12.    TYPE OF REPORTING PERSON

       Each entity is a Limited Partnership
================================================================================
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

ATTACHMENT TO FORM 13G                                                   Page 3



ITEM 1(a)     NAME OF ISSUER: AMVESCAP PLC (formerly Invesco PLC)

ITEM 1(b)     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
              11 Devonshire Square
              London EC2M 4YR ENGLAND

ITEM 2(a)     NAME OF PERSON FILING:
              Advent VII L.P.
              Advent VI L.P.
              Advent Industrial II L.P
              Advent New York L.P.
              Advent Atlantic and Pacific L.P.
              Advent Atlantic and Pacific II L.P.
              TA Venture Investors L.P.
              TA Associates Management L.P.
              TA Associates VII L.P.
              TA Associates, Inc.
              TA Associates Service Corporation

ITEM 2(b)     ADDRESS OF PRINCIPAL BUSINESS OFFICE:
              C/o TA Associates
              125 High Street, Suite 2500
              Boston, MA  02110

ITEM 2(c)     CITIZENSHIP:
              Not Applicable

ITEM 2(d) TITLE AND CLASS OF SECURITIES: Ordinary Shares of Twenty-Five Pence Each Fully Paid

ITEM 2(e)     CUSIP NUMBER: N/A

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:
              Not Applicable

ITEM 4        OWNERSHIP

ITEM 4(a)     AMOUNT BENEFICIALLY OWNED:                           COMMON STOCK
                                                                   ------------
              Advent VII L.P.                                         4,647,870
              Advent VI L.P.                                          2,860,209
              Advent Industrial II L.P.                                 871,248
              Advent New York L.P.                                      586,844
              Advent Atlantic and Pacific L.P.                          586,844
              Advent Atlantic and Pacific II L.P.                     2,419,654
              TA Venture Investors L.P.                                 134,074
              TA Associates Management L.P.                              18,511
              TA Associates VII L.P.                                     94,662
              TA Associates, Inc.                                        40,496
              TA Associates Service Corporation                          40,496

ITEM 4(b)     PERCENT OF CLASS                                       PERCENTAGE
                                                                     ----------
              Advent VII L.P.                                             3.47%
              Advent VI L.P.                                              2.78%
              Advent Industrial II L.P.                                   0.65%
              Advent New York L.P.                                        0.42%
              Advent Atlantic and Pacific L.P.                            0.42%
              Advent Atlantic and Pacific II L.P.                         1.81%
              TA Venture Investors L.P.                                   0.10%
              TA Associates Management L.P.                               0.01%
              TA Associates VII L.P.                                      0.07%
              TA Associates, Inc.                                         0.03%
              TA Associates Service Corporation                           0.03%

ITEM 4(c)     NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:
              (i) SOLE POWER TO VOTE OR DIRECT THE VOTE:           COMMON STOCK
                                                                   ------------
              Advent VII L.P.                                         4,647,870
              Advent VI L.P.                                          2,860,209
              Advent Industrial II L.P.                                 871,248
              Advent New York L.P.                                      586,844
              Advent Atlantic and Pacific L.P.                          586,844
              Advent Atlantic and Pacific II L.P.                     2,419,654
              TA Venture Investors L.P.                                 134,074
              TA Associates Management L.P.                              18,511
              TA Associates VII L.P.                                     94,662
              TA Associates, Inc.                                        40,496
              TA Associates Service Corporation                          40,496
              (ii)  SHARED POWER TO VOTE OR DIRECT THE VOTE:                N/A
              (iii) SOLE POWER TO DISPOSE OR DIRECT THE
                    DISPOSITION:                                   COMMON STOCK
                                                                   ------------
              Advent VII L.P.                                         4,647,870
              Advent VI L.P.                                          2,860,209
              Advent Industrial II L.P.                                 871,248
              Advent New York L.P.                                      586,844
              Advent Atlantic and Pacific L.P.                          586,844
              Advent Atlantic and Pacific II L.P.                     2,419,654
              TA Venture Investors L.P.                                 134,074
              TA Associates Management L.P.                              18,511
              TA Associates VII L.P.                                     94,662
              TA Associates, Inc.                                        40,496
              TA Associates Service Corporation                          40,496

              (iv) SHARED POWER TO DISPOSE OR DIRECT
                   THE DISPOSITION                                          N/A

ITEM 5     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS: Not Applicable

ITEM 6     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:
           Not Applicable

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY, WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:
           Not Applicable

ITEM 8     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
           This schedule 13G is filed pursuant to Rule 13d-1 (c). For the agreement of group members to a joint filing, see below.

ITEM 9     NOTICE OF DISSOLUTION OF GROUP: Not Applicable

ITEM 10    CERTIFICATION: Not Applicable




SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

AGREEMENT FOR JOINT FILING
Advent VII L.P., Advent VI L.P., Advent Industrial II L.P., Advent New York L.P., Advent Atlantic & Pacific L.P., Advent Atlantic & Pacific II L.P., TA Venture Investors L.P., TA Associates Management L.P., TA Associates VII L.P., TA Associates, Inc. and TA Associates Service Corporation hereby agree that TA Associates shall file with the Securities and Exchange Commission a joint schedule 13G on behalf of the above-named parties concerning their beneficial ownership of AMVESCAP PLC.


Dated:

ADVENT VII L.P.
By: TA Associates VII L.P., its General Partner
By: TA Associates, Inc. its General Partner

By:
    ---------------------------------------------------
    Katherine S. Cromwell, Managing Director


ADVENT VI L.P.
By: TA Associates VI L.P., its General Partner
By: TA Associates, Inc. its General Partner

By:
    ---------------------------------------------------
    Katherine S. Cromwell, Managing Director


ADVENT INDUSTRIAL  II L.P.
By: TA Associates VI L.P., its General Partner
By: TA Associates, Inc. its General Partner

By:
    ---------------------------------------------------
    Katherine S. Cromwell, Managing Director


ADVENT NEW YORK L.P.
By: TA Associates VI L.P., its General Partner
By: TA Associates, Inc. its General Partner

By:
    ---------------------------------------------------
    Katherine S. Cromwell, Managing Director


ADVENT ATLANTIC AND PACIFIC L.P.
By: TA Associates AAP Venture L.P., its General Partner
By: TA Associates AAP L.P.
By: TA Associates, Inc. its General Partner

By:
    ---------------------------------------------------
    Katherine S. Cromwell, Managing Director


ADVENT ATLANTIC AND PACIFIC II L.P.
By: TA Associates AAP II Partners L.P., its General Partner
By: TA Associates, Inc. its General Partner

By:
    ---------------------------------------------------
    Katherine S. Cromwell, Managing Director


TA VENTURE INVESTORS L.P.

By:
    ---------------------------------------------------
    Katherine S. Cromwell, Managing Director


TA ASSOCIATES MANAGEMENT L.P.
By: TA Associates, Inc. its General Partner

By:
    ---------------------------------------------------
    Katherine S. Cromwell, Managing Director


TA ASSOCIATES VII L.P.
By: TA Associates, Inc.

By:
    ---------------------------------------------------
    Katherine S. Cromwell, Managing Director


TA ASSOCIATES, INC.

By:
    ---------------------------------------------------
    Katherine S. Cromwell, Managing Director


TA ASSOCIATES SERVICE CORPORATION

By:
    ---------------------------------------------------
    Katherine S. Cromwell, Managing Director